Exhibit 99.1

PRESS RELEASE – ATLANTIC SOUTHERN FINANCIAL GROUP

Atlantic Southern Financial Group, Inc. announces agreement to acquire First Community Bank

Macon, GA, September 15, 2006  – Macon-based Atlantic Southern Financial Group, Inc. (OTC Bulletin Board: ASFN) announced today the signing of a definitive agreement to acquire First Community Bank of Georgia.  First Community Bank is a community bank headquartered in Roberta, Georgia with approximately $73 million in assets, $60 million in deposits and $7.5 million in stockholders’ equity as of June 30, 2006.  First Community Bank operates banking offices in Roberta, Lizella and Byron, Georgia.

Under the terms of the merger agreement, First Community Bank will merge into Atlantic Southern Bank.  First Community Bank shareholders will receive 0.742555 shares of Atlantic Southern common stock for each share of First Community Bank common stock they hold.  The acquisition is expected to be completed in the fourth quarter of 2006.   The transaction was approved by the board of directors of both companies and is subject to regulatory approval, the approval of First Community Bank shareholders and other customary closing conditions.

Upon completion of the acquisition, and including the Sapelo Bancshares acquisition announced July 27, 2006, Atlantic Southern Bank is expected to have total assets of approximately $700 million and operate 14 banking offices in Bibb, Houston, Crawford, Peach, Chatham, Effingham, McIntosh and Glynn Counties.  Atlantic Southern expects the transaction to be accretive to earnings per share in 2007 and believes the combination will enhance long-term shareholder value.

Mark Stevens, President and CEO of Atlantic Southern Financial Group, says “Our Board of Directors has made a strategic decision to expand our footprint in the middle Georgia area.  With our established presence in Bibb and Houston counties, the acquisition of First Community Bank is an excellent fit.  The employees of First Community Bank share our commitment of delivering unmatched customer service and providing true relationship banking.  With the addition of three Atlantic Southern retail branches in Central Georgia, the customers of both banks will benefit and have convenient access to our products and services.”

Douglas Harper, President and CEO of First Community Bank, says “Our Board of Directors believes a merger with Atlantic Southern Bank allows us to maximize shareholder value while expanding the products and services available to our customers and providing opportunities for our employees to be part of a rapidly growing financial institution headquartered in middle Georgia.”

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc. operates four banking locations in the middle Georgia markets of Macon and Warner Robins and two locations in the Savannah, Georgia market.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

For additional information, contact Mark Stevens, President and CEO, or Carol Soto, Executive Vice President and CFO, at (478) 757-8181.